Exhibit 99.3

PART I

Item 1.	Financial Statements

ADVENT SOFTWARE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	June 30 2015	December 31 2014
ASSETS
Current assets:
Cash and cash equivalents	$29,840	$28,784
Short-term marketable securities	—	7,298
Accounts receivable, net	60,954	61,870
Deferred taxes, current	33,790	28,275
Prepaid expenses and other	29,306	24,984
Current assets of discontinued operation	103	—

Total current assets	153,993	151,211
Property and equipment, net	23,482	27,995
Goodwill	200,542	202,290
Other intangibles, net	14,967	18,803
Long-term marketable securities	—	1,874
Deferred taxes, long-term	18,267	18,358
Other assets	11,670	13,245
Noncurrent assets of discontinued operation	1,093	1,093

Total assets	$424,014	$434,869

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$5,855	$12,041
Dividends payable	—	6,750
Accrued liabilities	44,845	36,541
Deferred revenues	191,282	197,144
Income taxes payable	—	132
Current portion of long-term debt	20,000	20,000
Current liabilities of discontinued operation	625	572

Total current liabilities	262,607	273,180
Deferred revenue, long-term	5,443	6,972
Long-term income taxes payable	9,513	9,513
Long-term debt	165,000	200,000
Other long-term liabilities	9,859	7,821
Noncurrent liabilities of discontinued operation	1,846	2,170

Total liabilities	454,268	499,656

Commitments and contingencies (See Note 13)

Stockholders’ deficit:
Common stock	533	519
Additional paid-in capital	86,215	61,455
Accumulated deficit	(118,637)	(130,234)
Accumulated other comprehensive income	1,635	3,473

Total stockholders’ deficit	(30,254)	(64,787)

Total liabilities and stockholders’ deficit	$424,014	$434,869

The accompanying notes are an integral part of these condensed consolidated financial statements.

ADVENT SOFTWARE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Six Months Ended June 30
	2015	2014
Net revenues:
Recurring revenues	$191,850	$181,664
Non-recurring revenues	16,183	15,510

Total net revenues	208,033	197,174

Cost of revenues:
Recurring revenues	43,319	39,216
Non-recurring revenues	16,640	15,569
Amortization of developed technology	3,160	3,488

Total cost of revenues	63,119	58,273

Gross margin	144,914	138,901

Operating expenses:
Sales and marketing	36,988	38,029
Product development	38,099	34,843
General and administrative	22,702	21,270
Amortization of other intangibles	1,595	1,779
Transaction-related fees	13,956	—
Restructuring charges	9,148	1,914

Total operating expenses	122,488	97,835

Income from continuing operations	22,426	41,066
Interest and other income (expense), net	(2,759)	(4,173)

Income from continuing operations before income taxes	19,667	36,893
Provision for income taxes	8,030	13,331

Net income from continuing operations	$11,637	$23,562

Discontinued operation:
Net loss from discontinued operation (net of applicable taxes of $(26) and ($24), respectively)	(39)	(37)

Net income	$11,598	$23,525

Basic net income (loss) per share:
Continuing operations	$0.22	$0.46
Discontinued operation	(0.00)	(0.00)

Total operations	$0.22	$0.46

Diluted net income (loss) per share:
Continuing operations	$0.21	$0.44
Discontinued operation	(0.00)	(0.00)

Total operations	$0.21	$0.44

Weighted average shares used to compute net income (loss) per share:
Basic	52,655	51,314
Diluted	55,151	53,486

Cash dividends declared per common share	$—	$0.13

The accompanying notes are an integral part of these condensed consolidated financial statements.

Net income (loss) per share is based on actual calculated values and totals may not sum due to rounding.

ADVENT SOFTWARE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In thousands)

(Unaudited)

	Six Months Ended June 30
	2015	2014
Net income	$11,598	$23,525

Other comprehensive (loss) income, net of taxes
Foreign currency translation	(1,838)	989

Total other comprehensive (loss) income, net of taxes	(1,838)	989

Comprehensive income	$9,760	$24,514

The accompanying notes are an integral part of these condensed consolidated financial statements.

ADVENT SOFTWARE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended June 30
	2015	2014
Cash flows from operating activities:
Net income	$11,598	$23,525
Adjustment to net income for discontinued operation net loss	39	37

Net income from continuing operations	11,637	23,562

Adjustments to reconcile net income to net cash provided by operating activities from continuing operations:
Stock-based compensation	13,384	15,312
Excess tax benefit from stock-based compensation	(8,514)	(6,841)
Loss on disposal of fixed assets	95	—
Depreciation and amortization	13,198	10,814
Amortization of debt issuance costs	730	713
Reduction of doubtful accounts	(11)	(6)
Reduction of sales reserves	(120)	(555)
Deferred income taxes	2,884	7,763
Other	29	182

Effect of statement of operations adjustments	21,675	27,382
Changes in operating assets and liabilities:
Accounts receivable	927	535
Prepaid and other assets	(3,222)	5,661
Accounts payable	(5,985)	3,675
Accrued liabilities	7,213	(7,282)
Deferred revenues	(7,271)	(10,219)
Income taxes payable	2,377	—

Effect of changes in operating assets and liabilities	(5,961)	(7,630)

Net cash provided by operating activities from continuing operations	27,351	43,314

Cash flows from investing activities:
Purchases of property and equipment	(4,154)	(4,370)
Capitalized software development costs	(913)	(963)
Change in restricted cash	(239)	(173)
Purchases of marketable securities	(2,000)	—
Sales and maturities of marketable securities	11,185	—

Net cash provided by (used in) investing activities from continuing operations	3,879	(5,506)

Cash flows from financing activities:
Proceeds from common stock issued from exercises of stock options	6,536	2,141
Proceeds from common stock issued under the employee stock purchase plan	3,206	3,493
Excess tax benefits from stock-based compensation	8,514	6,841
Withholding taxes related to equity award net share settlement	(6,038)	(5,127)
Repayment of debt	(35,000)	(25,000)
Repurchase of common stock	—	(12,411)
Payment of cash dividend	(6,750)	—

Net cash used in financing activities from continuing operations	(29,532)	(30,063)

Net cash transferred to discontinued operation	(412)	(223)

Effect of exchange rate changes on cash and cash equivalents	(230)	(18)

Net change in cash and cash equivalents from continuing operations	1,056	7,504
Cash and cash equivalents of continuing operations at beginning of period	28,784	33,828

Cash and cash equivalents of continuing operations at end of period	$29,840	$41,332

	Six Months Ended June 30
	2015	2014
Supplemental disclosure of cash flow information:
Noncash investing activities:
Capital expenditures included in accounts payable	$1,577	$1,086

Cash flows from discontinued operation of MicroEdge, Inc.:
Net cash used in operating activities	$(412)	$(223)
Net cash transferred from continuing operations	412	223

The accompanying notes are an integral part of these condensed consolidated financial statements.

ADVENT SOFTWARE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 1—Basis of Presentation

The condensed consolidated financial statements include the accounts of Advent Software, Inc. and its subsidiaries (collectively “Advent” or the “Company”). All inter-company amounts and transactions have been eliminated.

Advent has prepared these condensed consolidated financial statements in accordance with the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) applicable to interim financial information. Certain information and footnote disclosures included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted in these interim statements pursuant to such SEC rules and regulations. These interim financial statements should be read in conjunction with the audited financial statements and related notes included in Advent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014. Interim results are not necessarily indicative of the results to be expected for the full year, and no representation is made thereto.

These condensed consolidated financial statements include, in the opinion of management, all adjustments necessary to state fairly the financial position, results of continuing operations and cash flows for each interim period shown. All such adjustments occur in the ordinary course of business and are of a normal, recurring nature.

Recent Accounting Pronouncements

With the exception of the below, there have been no recent accounting pronouncements or changes in accounting pronouncements during fiscal year 2015, as compared to the recent accounting pronouncements described in Advent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, that are of significance, or potential significance, to the Company’s condensed consolidated financial statements.

In May 2014, the FASB issued Accounting Standards Update (ASU) No. 2014-09, “Revenue from Contracts with Customers (Topic 606).” ASU 2014-09 is a comprehensive new revenue recognition model that requires a company to recognize revenue to depict the transfer of goods or services to a customer at an amount that reflects the consideration it expects to receive in exchange for those goods or services. ASU 2014-09 also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. ASU 2014-09 will replace most existing revenue recognition guidance in U.S. Generally Accepted Accounting Principles (GAAP) when it becomes effective. On April 1, 2015, the Financial Accounting Standards Board (FASB) proposed a one year deferral of the effective date to December 15, 2017 and early application would be permitted, but not before the original effective date of December 15, 2016. Companies may use either a full retrospective or a modified retrospective approach to adopt the standard. The Company is evaluating the impact of the adoption of ASU 2014-09 on its condensed consolidated financial statements.

In January 2015 the FASB issued ASU No. 2015-01, “Income Statement—Extraordinary and Unusual Items (Subtopic 225-20): Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items.” This update eliminates from GAAP the concept of an extraordinary item. As a result, an entity will no longer (1) segregate an extraordinary item from the results of ordinary operations; (2) separately present an extraordinary item on its income statement, net of tax, after income from continuing operations; and (3) disclose income taxes and earnings-per-share data applicable to an extraordinary item. ASU 2015-01 is effective for annual periods beginning after December 15, 2015, and interim periods within those annual periods. Early adoption is permitted. Advent expects to adopt this new standard effective January 1, 2016 and does not expect the adoption to have a material impact on the Company’s condensed consolidated financial statements.

In February 2015, the FASB issued ASU No. 2015-02, “Consolidation (Topic 810): Amendments to the Consolidation Analysis.” ASU 2015-02 is a new consolidation standard to improve targeted areas of the consolidation guidance and reduce the number of consolidation models. ASU 2015-02 is effective for public entities for the annual reporting period ending after December 15, 2015, and for annual and interim periods thereafter, which means that it will be effective for Advent’s fiscal year beginning January 1, 2016. Early adoption is permitted. The Company expects to adopt this new standard effective January 1, 2016 and does not expect the adoption to have a material impact on the Company’s condensed consolidated financial statements.

In April 2015, the FASB issued ASU No. 2015-03, “Interest—Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs.” ASU 2015-03 requires entities to present debt issuance costs related to a recognized debt liability as a direct deduction from the carrying amount of the debt liability. The new guidance does not affect entities’ recognition and measurement of debt issuance costs. Previously, entities were required to present debt issuance costs as deferred charges in the asset section of the statement of financial position. ASU 2015-03 is effective for public entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015, which means that it will be effective for Advent’s fiscal year beginning January 1, 2016. Early adoption is permitted. The Company expects to adopt this new standard effective January 1, 2016 and does not expect the adoption to have a material impact on the Company’s condensed consolidated financial statements.

In April 2015, the FASB issued ASU No. 2015-05, “Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Fees Paid in a Cloud Computing Arrangement.” ASU 2015-05 provides explicit guidance to help companies evaluate the accounting for fees paid by a customer in a cloud computing arrangement. The new guidance clarifies that if a cloud computing arrangement includes a software license, the customer should account for the license consistent with its accounting for other software licenses. If the arrangement does not include a software license, the customer should account for the arrangement as a service contract. ASU 2015-05 is effective for public entities for the annual reporting period, including interim periods within those annual periods, beginning after December 15, 2015, which means that it will be effective for Advent’s fiscal year beginning January 1, 2016. An entity can elect to adopt the amendments either prospectively for all arrangements entered into or materially modified after the effective date, or retrospectively. Early adoption is permitted. The Company expects to adopt this new standard effective January 1, 2016 and does not expect the adoption to have a material impact on the Company’s condensed consolidated financial statements.

Note 2—Financial Statement Detail

Recurring and non-recurring revenues

The following is a summary of recurring and non-recurring revenues (in thousands):

	Six Months Ended June 30
	2015	2014
Term license revenues	$103,682	$96,304
Perpetual maintenance revenues	30,291	32,712
Assets under administration revenues	4,250	3,996
Other recurring revenues	53,627	48,652

Total recurring revenues	$191,850	$181,664

Professional services and other revenues	$15,248	$14,536
Perpetual license fees	935	974

Total non-recurring revenues	$16,183	$15,510

Prepaid expenses and other

The following is a summary of prepaid expenses and other (in thousands):

	June 30 2015	December 31 2014
Prepaid contract expense	$10,047	$9,766
Deferred commissions	6,267	6,665
Debt issuance costs	1,417	1,438
Tenant improvement allowance	1,295	—
Other	10,280	7,115

Total prepaid expenses and other	$29,306	$24,984

Other assets

The following is a summary of other assets (in thousands):

	June 30 2015	December 31 2014
Deposits	$3,153	$2,915
Long-term deferred commissions	2,861	2,919
Debt issuance costs	2,774	3,483
Prepaid contract expense, long-term	2,660	3,770
Other	222	158

Total other assets	$11,670	$13,245

Deposits include a restricted cash balance of $1.7 million at June 30, 2015 and $1.5 million at December 31, 2014 primarily related to the Company’s San Francisco headquarters and facilities in New York. Refer to Note 13, “Commitments and Contingencies” for additional information.

Dividend Payable

On February 2, 2015, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with SS&C Technologies Holdings, Inc. (“Parent” or “SS&C”) and Arbor Acquisition Company, Inc., a wholly owned subsidiary of Parent (“Merger Sub”). In accordance with the Merger Agreement, the Company is prohibited from declaring dividends during the pendency of the agreement. Therefore, Advent’s Board of Directors (the “Board”) did not declare a dividend during the second quarter of 2015. Advent’s Board declared a cash dividend during the fourth quarter of 2014 of $0.13 per common share payable to shareholders of record as of December 31, 2014 and paid the dividend on January 15, 2015 totaling $6.8 million.

Accrued liabilities

The following is a summary of accrued liabilities (in thousands):

	June 30 2015	December 31 2014
Salaries and benefits payable	$23,176	$21,381
Accrued restructuring, current portion	6,996	60
Accrued dividend equivalents on restricted stock units	1,693	3,404
Deferred rent, current portion	1,386	1,998
Other	11,594	9,698

Total accrued liabilities	$44,845	$36,541

Accrued restructuring charges are discussed further in Note 14, “Restructuring Charges” contained herein. As part of the recapitalization in 2013, as disclosed in Advent’s 2013 Annual Report on Form 10-K, holders of restricted stock units (RSUs) have the right to receive $9.00 per RSU upon vesting. At June 30, 2015 and December 31, 2014, “Other” accrued liabilities included accruals for sales and business taxes and other miscellaneous items.

Other long-term liabilities

The following is a summary of other long-term liabilities (in thousands):

	June 30 2015	December 31 2014
Deferred rent	$7,874	$5,814
Long-term deferred tax liability	1,234	1,442
Other	751	565

Total other long-term liabilities	$9,859	$7,821

Note 3—Cash Equivalents and Marketable Securities

Cash, cash equivalents and marketable securities primarily consist of money market mutual funds, US government and US Government Sponsored Entities (GSE’s), foreign government debt securities and high credit quality corporate debt securities. All marketable securities were considered available-for-sale and were carried at fair value on the Company’s condensed consolidated balance sheet. Short-term marketable securities mature twelve months or less, and long-term marketable securities mature greater than twelve months, from the date of the condensed consolidated balance sheet.

At June 30, 2015, the Company had no marketable securities.

Marketable securities at December 31, 2014 are summarized as follows (in thousands):

Balance at December 31, 2014	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses Less than 12 Months	Gross Unrealized Losses 12 Months or Longer	Aggregate Fair Value
Corporate debt securities	$7,184	$—	$(22)	$—	$7,162
U.S. government debt securities	1,347	—	(6)	—	1,341
Municipal bonds	671	—	(2)	—	669

Total	$9,202	$—	$(30)	$—	$9,172

During the six months ended June 30, 2015, $11.2 million of marketable securities were sold or matured, which did not have any associated material gross realized gains or losses. No marketable securities were sold or matured in the same period last year.

Note 4—Goodwill

The changes in the carrying value of goodwill for the six months ended June 30, 2015 were as follows (in thousands):

Carrying Value
Balance at December 31, 2014	$202,290
Translation adjustments	(1,748)

Balance at June 30, 2015	$200,542

Translation adjustments reflect the impact of translating goodwill balances denominated in various foreign currencies to the U.S. Dollar. The $1.7 million translation adjustment resulted from a strengthening of the U.S. Dollar exchange rate versus other currencies during the six months ended June 30, 2015.

Note 5—Other Intangibles, Net

Other intangibles are summarized as follows (in thousands, except weighted average amortization period):

	Weighted Average Amortization Period (Years)	Gross	Accumulated Amortization	Net
Purchased technologies	5.1	$49,254	$(44,388)	$4,866
Product development costs	3.0	23,335	(20,379)	2,956

Developed technology sub-total		72,589	(64,767)	7,822
Customer relationships	6.4	40,541	(33,740)	6,801
Other intangibles	4.1	4,601	(4,257)	344

Other intangibles sub-total		45,142	(37,997)	7,145

Balance at June 30, 2015		$117,731	$(102,764)	$14,967

	Weighted Average Amortization Period (Years)	Gross	Accumulated Amortization	Net
Purchased technologies	5.1	$50,152	$(43,195)	$6,957
Product development costs	3.0	22,423	(19,314)	3,109

Developed technology sub-total		72,575	(62,509)	10,066
Customer relationships	6.4	40,783	(32,577)	8,206
Other intangibles	4.1	4,629	(4,098)	531

Other intangibles sub-total		45,412	(36,675)	8,737

Balance at December 31, 2014		$117,987	$(99,184)	$18,803

The changes in the carrying value of other intangibles during the six months ended June 30, 2015 are summarized as follows (in thousands):

	Gross	Accumulated Amortization	Net
Balance at December 31, 2014	$117,987	$(99,184)	$18,803
Additions	912	—	912
Amortization	—	(4,755)	(4,755)
Translation adjustments	(1,168)	1,175	7

Balance at June 30, 2015	$117,731	$(102,764)	$14,967

Based on the carrying amount of other intangibles as of June 30, 2015, the estimated future amortization is as follows (in thousands):

	Six Months Ending December 31 2015
		Years Ending December 31
		2016	2017	2018	2019	Thereafter	Total
Developed technology	$2,962	$3,839	$927	$94	$—	$—	$7,822
Other intangibles	1,595	2,699	1,863	921	67	—	7,145

Total	$4,557	$6,538	$2,790	$1,015	$67	$—	$14,967

Note 6—Debt

On June 12, 2013, Advent entered into an Amended and Restated Credit Agreement (the “Restated Credit Agreement”). The Restated Credit Agreement amended and restated Advent’s prior Credit Agreement, dated November 30, 2011. The Restated Credit Agreement provides for (i) a $200 million revolving credit facility, with a $25 million letter of credit sublimit and a $10 million swingline loan sublimit and (ii) a $225 million term loan facility. Advent may request revolving loans, swingline loans or the issuance of letters of credit until June 12, 2018, subject to demonstrating pro forma compliance with the financial covenant requirement under the Restated Credit Agreement. The Restated Credit Agreement also contains an incremental facility permitting Advent, subject to certain requirements, to arrange with the Lenders and/or new lenders for up to an aggregate of $75 million in additional commitments in the form of revolving loans or term loans. The proceeds of the revolving loans and term loans under the Restated Credit Agreement may be used for general purposes, including to finance dividends, repurchase common shares, finance acquisitions, or to finance other investments.

Minimum principal payments with respect to the term loans are due in 20 equal consecutive quarterly principal installments of $5.0 million, commencing on September 13, 2013, with the remaining outstanding principal balance and all accrued and unpaid interest due on June 12, 2018. Principal payments with respect to the revolving loans, together with all accrued and unpaid interest, are due on June 12, 2018. Advent may prepay the term loans and revolving loans at any time without penalty.

The revolving loans and term loans bear interest, at Advent’s option, at the alternate base rate plus a margin of 0.25% to 1.25% or an adjusted LIBOR rate (based on one, two, three or six-month interest periods) plus a margin of 1.25% to 2.25%, in each case with such margin being determined based on the consolidated leverage ratio for the preceding four fiscal quarter period. The “alternate base rate” means the highest of (i) the Agent’s prime rate, (ii) the federal funds rate plus a margin equal to 0.50% and (iii) the adjusted LIBOR rate for a one-month interest period plus a margin equal to 1.00%. Swingline loans accrue interest at a per annum rate based on the alternate base rate plus the applicable margin for alternate base rate loans. Advent is also obligated to pay other customary closing fees, arrangement fees, administration fees, commitment fees and letter of credit fees for a credit facility of this size and type.

The obligations under the Restated Credit Agreement are guaranteed by Advent’s present and future domestic subsidiaries, subject to certain exceptions. The loan is secured by substantially all of the assets of Advent and the guarantors party thereto, including all of the capital stock of Advent’s domestic subsidiaries and 66% of the capital stock of Advent’s or a guarantor’s first-tier foreign subsidiaries.

The Restated Credit Agreement contains customary affirmative and negative covenants, including covenants that limit or restrict Advent and its subsidiaries’ ability to, among other things, incur indebtedness, grant liens, merge or consolidate, dispose of assets, pay dividends or make distributions, make investments, make acquisitions, prepay certain indebtedness, enter into certain transactions with affiliates, enter into sale and leaseback transactions, enter into swap agreements and enter into restrictive agreements, in each case subject to customary exceptions for a credit facility of this size and type. Advent is also required to maintain compliance with a consolidated leverage ratio and a consolidated interest coverage ratio.

The following is a summary of the Company’s outstanding debt balances (in thousands):

	June 30 2015	December 31 2014
Term loan facility	$185,000	$195,000
Revolving credit facility	—	25,000

Total	$185,000	$220,000

Advent was in compliance with all associated covenants as of June 30, 2015 as follows:

Covenant	Covenant Requirement	Ratio Calculation as of June 30, 2015
Leverage ratio (1)	Maximum 3.50x (2)	1.6	x
Interest coverage ratio (3)	Minimum 2.5x	19.3	x

(1)	Calculated as the ratio of total debt to EBITDA, as defined by the Restated Credit Agreement, for the period of four consecutive fiscal quarters on the measurement date.
(2)	The leverage ratio covenant requirement lowers to a maximum of 3.25x on June 30, 2016.
(3)	Calculated as the ratio of EBITDA to interest expense, as defined by the Restated Credit Agreement, for the period of four consecutive fiscal quarters on the measurement date.

The Restated Credit Agreement includes customary events of default that include, among other things, non-payment defaults, defaults due to the inaccuracy of representations and warranties, covenant defaults, cross default to material indebtedness, bankruptcy and insolvency defaults, material judgment defaults, defaults due to an unenforceability of the security documents or guarantees, and a change of control default. The occurrence of an event of default could result in the acceleration of the obligations under the Restated Credit Agreement. A default interest rate will apply on all obligations during the existence of a payment event of default under the Restated Credit Agreement at a per annum rate equal to 2.00% above the otherwise applicable interest rate.

Note 7—Stockholders’ Deficit

Accumulated Other Comprehensive Income

The following is a summary of the components of accumulated other comprehensive income, net of related taxes:

	June 30 2015	December 31 2014
Accumulated foreign currency translation adjustments	$1,635	$3,491
Accumulated net unrealized loss on marketable securities	—	(18)

Accumulated other comprehensive income, net of taxes	$1,635	$3,473

Note 8—Fair Value Measurements

The accounting guidance for fair value measurements establishes a three-tier hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value as follows:

Level Input	Input Definition
Level 1	Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2	Inputs other than quoted prices included within Level 1 that are observable for the asset or liability through corroboration with market data at the measurement date.

Level 3	Unobservable inputs that reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date.

In general, and where applicable, the Company uses quoted prices in active markets for identical assets or liabilities to determine fair value. If quoted prices in active markets for identical assets or liabilities are not available to determine fair value, then the Company uses quoted prices for similar assets and liabilities or inputs other than the quoted prices that are observable either directly or indirectly.

The Company measures certain financial assets and liabilities at fair value on a recurring basis. The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, dividends payable and accrued liabilities approximate fair value based on the short-term maturities of these instruments. The carrying amount of debt approximates fair value as the underlying variable interest rate approximates current market rates and the Company’s credit risk has not changed significantly since the date of issuance. At June 30, 2015 and December 31, 2014, Advent had outstanding debt of $185.0 million and $220.0 million, respectively, which was valued using Level 2 inputs.

There were no transfers between Level 1 and Level 2 assets during the six months ended June 30, 2015, and Advent does not have any significant assets or liabilities that utilize unobservable or Level 3 inputs.

Note 9—Stock-Based Compensation

Stock-Based Compensation Expense

Stock-based compensation expense related to stock options, stock appreciation rights (“SARs”), employee stock purchase plan (“ESPP”) shares, and restricted stock units (“RSUs”) was recognized using the straight-line attribution approach in the Company’s condensed consolidated statements of operations for the periods presented as follows (in thousands):

	Six Months Ended June 30
	2015	2014
Statement of operations classification
Cost of recurring revenues	$1,574	$1,676
Cost of non-recurring revenues	621	729

Total cost of revenues	2,195	2,405
Sales and marketing	4,825	5,296
Product development	3,261	3,848
General and administrative	3,103	3,763

Total operating expenses	11,189	12,907

Total stock-based employee compensation expense	13,384	15,312
Tax effect on stock-based employee compensation expense	(5,148)	(5,908)

Effect on net income from continuing operations, net of tax	$8,236	$9,404

Equity Award Activity

The Company’s stock option and SAR activity for the six months ended June 30, 2015 was as follows:

	Number of Shares (in thousands)	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value (in thousands)
Outstanding at December 31, 2014	5,076	$17.38
Options & SARs granted	2,213	$43.55
Options & SARs exercised	(1,325)	$14.50
Options & SARs canceled	(156)	$32.60

Outstanding at June 30, 2015	5,808	$27.60	7.54	$96,482

Exercisable at June 30, 2015	2,205	$15.22	5.14	$63,910

The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying awards and the Company’s closing stock price of $44.21 on June 30, 2015 for options and SARs that were in-the-money as of that date.

The Company’s RSU activity for the six months ended June 30, 2015 was as follows:

	Number of Shares (in thousands)	Weighted Average Grant Date Fair Value
Outstanding and unvested at December 31, 2014	1,481	$22.71
RSUs granted	40	$43.45
RSUs vested	(289)	$29.04
RSUs canceled	(83)	$28.72

Outstanding and unvested at June 30, 2015	1,149	$22.41

The weighted average grant date fair value of RSUs was determined based on the closing market price of the Company’s common stock on the date of the award. The aggregate intrinsic value of RSUs outstanding at June 30, 2015 was $50.8 million based on the Company’s closing stock price of $44.21 per share on that date.

Note 10—Income Taxes

The following table summarizes the activity relating to the Company’s unrecognized tax benefits during the six months ended June 30, 2015 (in thousands):

Total
Balance at December 31, 2014	$16,387
Gross increases related to current period tax positions	264

Balance at June 30, 2015	$16,651

At June 30, 2015 and December 31, 2014, Advent had gross unrecognized tax benefits of $16.7 million and $16.4 million, respectively. During the six months ended June 30, 2015, the Company increased the amount of unrecognized tax benefits by approximately $259,000 relating to state research credits. If recognized, the total unrecognized tax benefits would decrease Advent’s tax provision and increase net income by approximately $13.7 million. The impact on net income reflects the liabilities for unrecognized tax benefits, net of the federal tax benefit of state income tax items. The Company’s liabilities for unrecognized tax benefits relate primarily to federal research credits, state research credits and enterprise zone tax credits and various state net operating losses.

Advent is subject to taxation in the U.S. and various states and jurisdictions outside the U.S. Advent is currently undergoing a State of California franchise tax examination for the 2006 and 2007 tax years, and New York State for the 2011 and 2013 tax years. At June 30, 2015, Advent was not under examination in any other income tax jurisdiction and at the present time does not anticipate the total amount of its unrecognized tax benefits to significantly change over the next 12 months. The material jurisdictions that are subject to examination by tax authorities include federal for tax years after 2009 and California for tax years after 2005.

As of June 30, 2015, Advent made no provision for a cumulative total of $26.2 million of undistributed earnings for certain non-U.S. subsidiaries, which are deemed to be permanently reinvested.

On July 8, 2015, Advent completed the merger contemplated by and among Advent, SS&C Technologies Holdings, Inc., and Arbor Acquisition Company, Inc., as described in Note 15—Subsequent Events. We will further analyze the tax impact of our transaction related costs in the third quarter of fiscal 2015.

Note 11—Discontinued Operation

During 2009, the Company discontinued the operations of its wholly-owned subsidiary, MicroEdge, Inc. (“MicroEdge”). In connection with the sale of MicroEdge, the Company vacated its MicroEdge facilities in New York and entered into a sub-lease agreement with the purchaser, whereby the purchaser contracted to sub-lease the premises through the end of the amended lease term in November 2018.

The following table sets forth an analysis of the components of the restructuring charges related to the Company’s discontinued operation and the payments and non-cash charges made against the accrual during the six months ended June 30, 2015 (in thousands):

Facility Exit Costs
Balance of restructuring accrual at December 31, 2014	$2,742
Restructuring charges	24
Cash payments	(335)
Adjustment of prior restructuring costs	40

Balance of restructuring accrual at June 30, 2015	$2,471

The remaining restructuring accrual of $2.5 million at June 30, 2015 is included in “Current and Noncurrent liabilities of discontinued operation” in the accompanying condensed consolidated balance sheet and primarily consists of facility exit costs that will be paid over the remaining lease term through November 2018.

Note 12—Net Income (Loss) Per Share

The following table sets forth the computation of basic and diluted net income (loss) per share (in thousands, except per share data):

	Six Months Ended June 30
	2015	2014
Numerator:
Net income (loss):
Continuing operations	$11,637	$23,562
Discontinued operation	(39)	(37)

Total operations	$11,598	$23,525

Denominator:
Denominator for basic net income (loss) per share—weighted average shares outstanding	52,655	51,314

Dilutive common equivalent shares:
Employee stock options and other	2,496	2,172

Denominator for diluted net income (loss) per share—weighted average shares outstanding, assuming exercise of potential dilutive common equivalent shares	55,151	53,486

Net income (loss) per share (1):
Basic:
Continuing operations	$0.22	$0.46
Discontinued operation	(0.00)	(0.00)

Total operations	$0.22	$0.46

Diluted:
Continuing operations	$0.21	$0.44
Discontinued operation	(0.00)	(0.00)

Total operations	$0.21	$0.44

(1)	Net income (loss) per share is based on actual calculated values and totals may not sum due to rounding.

Weighted average stock options, SARs and RSUs of approximately 0.9 million shares for the six months ended June 30, 2015 were excluded from the calculation of diluted net income (loss) per share because their inclusion would have been anti-dilutive. Similarly, weighted average stock options, SARs and RSUs of 1.3 million were excluded in the comparable period of 2014.

Note 13—Commitments and Contingencies

Lease Obligations

On January 28, 2015, the Company entered into a definitive amendment to its San Francisco headquarters lease whereby the term of the lease has been extended for an additional ten years commencing on November 1, 2016 and ending on October 31, 2026, whereby the Company’s total leased space will be reduced from approximately 158,000 square feet to approximately 129,000 square feet by November 1, 2016. This lease extension will result in total operating lease payments of approximately $71 million over the extension term.

Advent’s office space and equipment leased under non-cancelable operating lease agreements expire at various dates through October 2026. Some operating leases contain escalation provisions for adjustments in the consumer price index. Advent is responsible for maintenance, insurance, utilities and property taxes. Excluding leases and associated sub-leases for MicroEdge facilities, as of June 30, 2015, Advent’s remaining operating lease commitments through 2026 were approximately $96.4 million.

On October 1, 2009, Advent completed the sale of the Company’s MicroEdge subsidiary. At June 30, 2015, the gross operating lease commitments and sub-lease income related to this discontinued operation facility totaled $4.5 million and $2.0 million, respectively.

Indemnifications

As permitted or required under Delaware law and to the maximum extent allowable under that law, Advent has certain obligations to indemnify its current and former officers and directors for certain events or occurrences while the officer or director is, or was serving, at Advent’s request in such capacity. These indemnification obligations are valid as long as the director or officer acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The maximum potential amount of future payments Advent could be required to make under these indemnification obligations is unlimited; however, Advent has a director and officer insurance policy that mitigates Advent’s exposure and enables Advent to recover a portion of any future amounts paid. The Company believes the estimated fair value of these indemnification obligations is minimal.

Legal Contingencies

From time to time, in the course of its operations, the Company is a party to litigation matters and claims, including claims related to employee relations, business practices and other matters, but does not consider these matters to be material either individually or in the aggregate at this time. Litigation can be expensive and disruptive to normal business operations. Moreover, the results of complex legal proceedings are difficult to predict and the Company’s view of these matters may change in the future as the litigation and related events unfold. An unfavorable outcome in any legal matter, if material, could have a material adverse effect on the Company’s financial position, liquidity or results of operations in the period in which the unfavorable outcome occurs and potentially in future periods.

Advent reviews the status of each litigation matter or other claim and records a provision for a liability when it is considered both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. These provisions are reviewed quarterly and adjusted as additional information becomes available. If either or both of the criteria are not met, the Company reassesses whether there is at least a reasonable possibility that a loss, or additional losses, may be incurred. If there is a reasonable possibility that a loss may be incurred, the Company discloses the estimate of the amount of loss or range of loss, discloses that the amount is immaterial (if true), or discloses that an estimate of loss cannot be made. In assessing potential loss contingencies, the Company considers a number of factors, including those listed in the Financial Accounting Standards Board’s Accounting Standards Codification (“ASC”) 450-20, Contingencies—Loss Contingencies, regarding assessing the probability of a loss occurring and assessing whether a loss is reasonably estimable. The Company expenses legal fees as incurred.

Following the announcement of the proposed merger, three putative class action complaints challenging the transactions contemplated by the Merger Agreement were filed by purported Advent stockholders in the Court of Chancery of the State of Delaware (the “Court”) against Advent, the Board of Directors, SS&C, and Merger Sub (“Defendants”). The complaints were captioned Chitwood v. Advent Software, Inc., et al., Case No. 10623-VCL, City of Atlanta Firefighters’ Pension Fund v. David Peter F. Hess, Jr., et al., Case No. 10633-VCL, and Klein v. Advent Software, Inc., et al., Case No. 10670-VCL. The complaints were consolidated into a single action by a February 25, 2015 court order and captioned In re Advent Software, Inc., C.A. No. 10623-VCL (the “Consolidated Action”). On February 27, 2015, plaintiffs filed a Verified Consolidated Amended Class Action Complaint (the

“Consolidated Complaint”). The Consolidated Complaint generally alleges, among other things, that the Board of Directors breached its fiduciary duties to Advent’s stockholders by engaging in a flawed sales process, agreeing to a transaction price that does not adequately compensate Advent stockholders, agreeing to certain deal protection provisions in the Merger Agreement that the plaintiffs allege impeded or precluded a potential topping bid, and allegedly failing to disclose material information regarding the proposed merger. The Consolidated Complaint also asserts that Advent, SS&C, and Merger Sub aided and abetted the Board of Directors’ breaches of fiduciary duties. The Consolidated Complaint sought to enjoin the merger or, alternatively, an award of rescissory or other compensatory damages in the event it is consummated, as well as attorneys’ fees and costs.

On March 4, 2015, plaintiffs filed a motion for an order preliminarily enjoining the Advent stockholder vote on the adoption of the Merger Agreement and approval of the Merger. The Court scheduled a hearing on plaintiffs’ motion for April 10, 2015.

On April 1, 2015, following expedited discovery, the parties to the Consolidated Action entered into a memorandum of understanding (“MOU”) setting forth the terms of a settlement of the Consolidated Action. Pursuant to the MOU, defendants agreed to make certain supplemental disclosures demanded by plaintiffs in the Consolidated Action via a Form 8-K filed on April 1, 2015, without admitting any wrongdoing or that these supplemental disclosures were material or required to be made. The MOU further provided that, among other things, (a) the plaintiffs in the Consolidated Action would withdraw their motion to preliminarily enjoin the shareholder vote on the proposed merger; (b) the parties will negotiate a definitive stipulation of settlement (the “Stipulation”) and will submit the Stipulation to the Court for review and approval; (c) the Stipulation will provide for dismissal of the Consolidated Action with prejudice; (d) the Stipulation will include a release of defendants of claims relating to, among other things, the merger and the Merger Agreement; and (e) the settlement is conditioned on, among other things, consummation of the merger, completion of confirmatory discovery, class certification, and final approval of the settlement by the Court after notice to the Advent’s stockholders. On April 1, 2015, plaintiffs withdrew their motion to preliminarily enjoin the shareholder vote on the proposed merger.

Defendants believe that the allegations and claims in the Consolidated Action are without merit and, if the settlement does not receive final approval, intend to defend against them vigorously. Defendants entered into the settlement solely to eliminate the burden and expense of further litigation and to put the claims that were or could have been asserted to rest. The settlement will not affect the timing of the merger or the amount or form of consideration to be paid in the merger.

Management believes that any potential losses associated with the legal proceedings regarding the merger are neither probable nor reasonably estimable at this time and accordingly has not accrued any amounts for any potential loss.

Based on currently available information, the Company’s management does not believe that the ultimate outcome of unresolved matters, individually and in the aggregate, is likely to have a material adverse effect on the Company’s financial position, results of operations or cash flows.

Note 14—Restructuring Charges

Restructuring charges of $9.1 million during the six months ended June 30, 2015 were primarily due to employee termination benefits of $8.5 million associated with a reorganization plan approved in the first quarter of 2015 to improve operating results. As a result of this restructuring activity, Advent expects annual operating expense run rate savings of approximately $16 million that will be used to fund investments in other areas of the business to improve productivity, efficiency and client experience. Additionally in the first half of 2015, Advent recognized exit costs of $0.6 million due to adjustments to assumptions associated with the exit of certain San Francisco office space originally initiated in the third quarter of 2014.

The remaining restructuring accrual of $7.0 million at June 30, 2015 is included in “Accrued liabilities” in the accompanying condensed consolidated balance sheet. The following table sets forth an analysis of the changes in the restructuring accrual during the six months ended June 30, 2015 (in thousands):

	Facility Exit Costs	Severance & Benefits	Total
Balance of restructuring accrual at December 31, 2014	$60	$—	$60
Restructuring charges	652	8,496	9,148
Cash payments	(140)	(2,072)	(2,212)

Balance of restructuring accrual at June 30, 2015	$572	$6,424	$6,996

Note 15—Subsequent Events

Acquisition of Advent by SS&C:

On July 8, 2015, Advent completed the merger contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 2, 2015, by and among Advent, SS&C Technologies Holdings, Inc., a Delaware corporation (“SS&C”) and Arbor Acquisition Company, Inc., a Delaware corporation and wholly owned subsidiary of SS&C (“Merger Subsidiary”). Pursuant to the Merger Agreement, Advent was acquired by SS&C through a merger of Merger Subsidiary with and into Advent (the “Merger”), with Advent surviving the Merger as a wholly-owned subsidiary of SS&C (the “Surviving Corporation”).

At the effective time of the Merger (the “Effective Time”), (i) each outstanding share of Advent common stock (“Advent Stock”) was converted into the right to receive $44.25 in cash, without interest (the “Merger Consideration”), (ii) each outstanding stock option, stock appreciation right (“SAR”) and restricted stock unit (“RSU”) relating to shares of Advent Stock that were vested (or became vested in accordance with its terms) as of the Effective Time were cancelled and converted into the right to receive the Merger Consideration with respect to each share of Advent Stock subject to such award (in the case of stock options and SARs, less the applicable exercise price per share of Advent Stock), (iii) each outstanding stock option, SAR and RSU relating to shares of Advent Stock that were unvested as of the Effective Time were converted into a stock option, SAR or RSU, as applicable, with respect to shares of common stock of SS&C based on the exchange ratio set forth in the Merger Agreement and otherwise continue to be subject to the same terms and conditions applicable to such award and (iv) each outstanding performance-based restricted stock unit (“PSU”) relating to shares of Advent Stock became vested and was settled in cash based on attained performance through the Effective Time.

On July 8, 2015, in connection with the Merger, Advent Software, Inc., a Delaware corporation (“Advent”), (i) repaid in full all outstanding loans, together with interest and all other amounts due in connection with such repayment, except for one outstanding letter of credit, under the Amended and Restated Credit Agreement, dated as of June 12, 2013 (as further amended, amended and restated, modified or supplemented through the date hereof, the “Existing Credit Agreement”), by and among Advent, as borrower, the lenders from time to time party thereto, Capital One, National Association, Comerica Bank, Compass Bank, Fifth Third Bank, HSBC Bank USA, N.A., Regions Bank, National Association, U.S. Bank National Association, Wells Fargo Bank, N.A., collectively, the co-documentation agents, Bank of America, N.A., as syndication agent and JPMorgan Chase Bank, N.A., as administrative agent for the Lenders and (ii) terminated all commitments under the Existing Credit Agreement.

Subsequent events were evaluated through September 17, 2015, which is the date these financial statements were available to be issued.

Note 16—Guarantor Financial Statements

On July 8, 2015, Advent was acquired by SS&C Technologies Holdings, Inc. (the “Parent Company”). In connection with the acquisition, the Parent Company issued $600.0 million aggregate principal amount of senior notes due 2023 (the “Senior Notes”). The Senior Notes are jointly and severally and fully and unconditionally guaranteed, in each case subject to certain customary release provisions, by substantially all wholly-owned domestic subsidiaries of the Parent Company that guarantee the Parent Company’s senior secured credit facilities (collectively “Guarantors”). Of those guarantors, two are subsidiaries of Advent: Advent Software, Inc. (the “Parent Guarantor” column within the tables below) and Hub Data (the “Subsidiary Guarantor” column within the tables below). All of the Guarantors are 100% owned by the Parent Company. All other subsidiaries of the Parent Company, either direct or indirect, do not guarantee the Senior Notes (“Non-Guarantors”). The Guarantors also unconditionally guarantee the Senior Secured Credit Facilities. There are no significant restrictions on the ability of the Company or any of the subsidiaries that are Guarantors to obtain funds from its subsidiaries by dividend or loan.

Condensed consolidating financial information as of June 30, 2015 and for the six months ended June 30, 2015 and 2014 are presented. The condensed consolidating financial information of Advent and its subsidiaries are as follows (in thousands):

	June 30, 2015
	Parent Guarantor	Subsidiary Guarantor	Non-Guarantor Subsidiaries	Consolidating and Eliminating Adjustments	Consolidated
Cash and cash equivalents	$20,344	$1,575	$7,921	$—	$29,840
Accounts receivable, net	59,257	370	1,327	—	60,954
Deferred taxes, current	33,790	—	—	—	33,790
Prepaid expenses and other	25,749	776	2,781	—	29,306
Intercompany receivable	149,837	11,227	171,758	(332,822)	—
Current assets of discontinued operation	—	—	103	—	103

Total current assets	288,977	13,948	183,890	(332,822)	153,993
Property and equipment, net	21,725	—	1,757	—	23,482
Investment in subsidiaries	79,651	—	—	(79,651)	—
Goodwill	148,888	1,127	50,527		200,542
Other intangibles, net	10,815	—	4,152		14,967
Deferred taxes, long-term	18,249	—	18		18,267
Other assets	10,661	—	1,009		11,670
Noncurrent assets of discontinued operation	—	—	1,093		1,093

Total assets	$578,966	$15,075	$242,446	$(412,473)	$424,014

Accounts payable	$5,007	$18	$830	$—	$5,855
Accrued liabilities	35,165	522	9,158	—	44,845
Deferred revenues	189,046	2,236	—	—	191,282
Current portion of long-term debt	20,000	—	—	—	20,000
Intercompany payable	171,758	—	161,064	(332,822)	—
Current liabilities of discontinued operations	—	—	625	—	625

Total current liabilities	420,976	2,776	171,677	(332,822)	262,607
Deferred revenues, long-term	5,429	14	—	—	5,443
Long-term income taxes payable	9,513	—	—	—	9,513
Long-term debt	165,000	—	—	—	165,000
Other long-term liabilities	8,302	—	1,557	—	9,859
Non-current liabilities of discontinued operation	—	—	1,846	—	1,846

Total liabilities	609,220	2,790	175,080	(332,822)	454,268

Total stockholders’ equity	(30,254)	12,285	67,366	(79,651)	(30,254)

Total liabilities and stockholders’ equity	$578,966	$15,075	$242,446	$(412,473)	$424,014

	Six Months Ended June 30, 2015
	Parent Guarantor	Subsidiary Guarantor	Non-Guarantor Subsidiaries	Consolidating and Eliminating Adjustments	Consolidated
Revenues	$200,946	$2,936	$32,515	$(28,364)	$208,033
Cost of revenues	79,373	1,606	10,504	(28,364)	63,119

Gross margin	121,573	1,330	22,011	—	144,914
Operating expenses:
Sales and marketing	28,833	—	8,155	—	36,988
Product development	30,974	385	6,740	—	38,099
General and administrative	20,301	11	2,390	—	22,702
Amortization of other intangibles	1,431	—	164	—	1,595
Restructuring charges	7,476	—	1,672	—	9,148
Transaction-related fees	13,956	—	—	—	13,956

Total operating expenses	102,971	396	19,121	—	122,488

Income from continuing operations	18,602	934	2,890	—	22,426
Interest and other income (expense), net	(2,753)	1	(7)	—	(2,759)
Earnings from subsidiaries	2,021	—	—	(2,021)	—

Income from continuing operations before income taxes	17,870	935	2,883	(2,021)	19,667
Provision for income taxes	6,272	—	1,758		8,030

Net income from continuing operations	11,598	935	1,125	(2,021)	11,637
Net loss from discontinued operations	—	—	(39)	—	(39)

Net income	11,598	935	1,086	(2,021)	11,598
Other comprehensive income, net of taxes
Foreign currency translation and other	18	—	(1,856)	—	(1,838)

Total other comprehensive income, net of taxes	18	—	(1,856)	—	(1,838)

Comprehensive income	$11,616	$935	$(770)	$(2,021)	$9,760

	Six Months Ended June 30, 2014
	Parent Guarantor	Subsidiary Guarantor	Non-Guarantor Subsidiaries	Consolidating and Eliminating Adjustments	Consolidated
Revenues	$190,432	$2,564	$30,395	$(26,217)	$197,174
Cost of revenues	72,483	1,551	10,456	(26,217)	58,273

Gross margin	117,949	1,013	19,939	—	138,901
Operating expenses:
Sales and marketing	29,414	—	8,615	—	38,029
Product development	28,164	231	6,448	—	34,843
General and administrative	19,172	7	2,091	—	21,270
Amortization of other intangibles	1,584	—	195	—	1,779
Restructuring charges	1,817	—	97	—	1,914

Total operating expenses	80,151	238	17,446	—	97,835

Income from continuing operations	37,798	775	2,493	—	41,066
Interest and other income (expense), net	(4,163)	—	(10)	—	(4,173)
Earnings from subsidiaries	1,567	—	—	(1,567)	—

Income from continuing operations before income taxes	35,202	775	2,483	(1,567)	36,893
Provision for income taxes	11,677	—	1,654		13,331

Net income from continuing operations	23,525	775	829	(1,567)	23,562
Net loss from discontinued operation	—	—	(37)	—	(37)

Net income	23,525	775	792	(1,567)	23,525
Other comprehensive income, net of taxes
Foreign currency translation	—	—	989	—	989

Total other comprehensive income, net of taxes	—	—	989	—	989

Comprehensive income	$23,525	$775	$1,781	$(1,567)	$24,514

	Six Months Ended June 30, 2015
	Parent Guarantor	Subsidiary Guarantor	Non-Guarantor Subsidiaries	Consolidating and Eliminating Adjustments	Consolidated
Cash Flow from Operating Activities
Net income	$11,598	$935	$1,086	$(2,021)	$11,598
Adjustment to net income from continuing operations	—	—	39	—	39

Net income from continuing operations	11,598	935	1,125	(2,021)	11,637
Non-cash adjustments	21,685	—	(10)	—	21,675
Earnings from subsidiaries	(2,021)	—	—	2,021	—
Intercompany transactions	2,192	581	(2,773)	—	—
Changes in operating assets and liabilities	(6,811)	(473)	1,323	—	(5,961)

Net cash provided by operating activities from continuing operations	26,643	1,043	(335)	—	27,351

Cash Flow from Investing Activities
Additions to property and equipment	(4,107)	—	(47)	—	(4,154)
Additions to capitalized software	(647)	—	(266)	—	(913)
Purchases of marketable securities	(2,000)	—	—	—	(2,000)
Sales and maturities of marketable securities	11,185	—	—	—	11,185
Net changes in restricted cash	(239)	—	—	—	(239)

Net cash provided by (used in) investing activities from continuing operations	4,192	—	(313)	—	3,879

Cash Flow from Financing Activities
Proceeds from common stock issued from exercises of stock options	6,536	—	—	—	6,536
Proceeds from common stock issued under the employee stock purchase plan	3,201	5	—	—	3,206
Excess tax benefits from stock-based compensation	8,514	—	—	—	8,514
Withholding taxes related to equity award net share settlement	(6,038)	—	—	—	(6,038)
Repayments of debt	(35,000)	—	—	—	(35,000)
Payment of cash dividend	(6,750)	—	—	—	(6,750)

Net cash provided by (used in) financing activities from continuing operations	(29,537)	5	—	—	(29,532)

Net cash transferred to discontinued operations	(412)	—	—	—	(412)
Effect of exchange rate changes on cash and cash equivalents	—	—	(230)	—	(230)
Net change in cash and cash equivalents	886	1,048	(878)	—	1,056
Cash and cash equivalents, beginning of period	19,458	527	8,799	—	28,784

Cash and cash equivalents, end of period	$20,344	$1,575	$7,921	$—	$29,840

	Six Months Ended June 30, 2014
	Parent Guarantor	Subsidiary Guarantor	Non-Guarantor Subsidiaries	Consolidating and Eliminating Adjustments	Consolidated
Cash Flow from Operating Activities
Net income	$23,525	$775	$792	$(1,567)	$23,525
Adjustment to net income from continuing operations	—	—	37	—	37

Net income from continuing operations	23,525	775	829	(1,567)	23,562
Non-cash adjustments	27,056	2	324	—	27,382
Earnings from subsidiaries	(1,567)	—	—	1,567	—
Intercompany transactions	2,308	(1,601)	(707)	—	—
Changes in operating assets and liabilities	(4,857)	(228)	(2,545)	—	(7,630)

Net cash provided by operating activities from continuing operations	46,465	(1,052)	(2,099)	—	43,314

Cash Flow from Investing Activities
Additions to property and equipment	(3,595)	—	(775)	—	(4,370)
Additions to capitalized software	(738)	—	(225)	—	(963)
Net changes in restricted cash	(173)	—	—	—	(173)

Net cash provided by (used in) investing activities from continuing operations	(4,506)	—	(1,000)	—	(5,506)

Cash Flow from Financing Activities
Proceeds from common stock issued from exercises of stock options	2,141	—	—	—	2,141
Proceeds from common stock issued under the employee stock purchase plan	3,492	1	—	—	3,493
Excess tax benefits from stock-based compensation	6,841	—	—	—	6,841
Withholding taxes related to equity award net share settlement	(5,127)	—	—	—	(5,127)
Repayments of debt	(25,000)	—	—	—	(25,000)
Repurchase of common stock	(12,411)	—	—	—	(12,411)

Net cash provided by (used in) financing activities from continuing operations	(30,064)	1	—	—	(30,063)

Net cash transferred to discontinued operation	(223)	—	—	—	(223)
Effect of exchange rate changes on cash and cash equivalents	—	—	(18)	—	(18)
Net change in cash and cash equivalents	11,672	(1,051)	(3,117)	—	7,504
Cash and cash equivalents, beginning of period	22,095	1,341	10,392	—	33,828

Cash and cash equivalents, end of period	$33,767	$290	$7,275	$—	$41,332